FOR IMMEDIATE RELEASE		PRESS RELEASE

Please Contact:	Michael Gelmon, CEO Banyan Corporation (800) 808-0899
E-mail: info@chiropracticusa.net
Investor Relations (877) 788-1940
www.ChiropracticUSA.net
www.Banyancorp.com

BANYAN CORPORATION ANNOUNCES
RECORD-BREAKING REVENUES

LOS ANGELES (May 17, 2004)--Banyan Corporation (OTCBB: BANY) and its subsidiary, Chiropractic USA, Inc., announced 2003 revenues were 225% of 2002 revenues, representing an increase in revenue of close to $1 million. Further examination revealed that only $52,000 represented franchise royalties collected between September 1 and December 31, 2003 from only seven clinics. Presently the company has more than 50 clinics signed and expects to have more than 100 clinics at the end of 2004.

Michael Gelmon, Banyan CEO, stated, “With our expectation of 100 clinics by the end of ’04 and over 50 signed to date, we expect to easily break our 2004 revenue goals. In addition, we have retired over $300,000 of long-term debt in 2003. This pay-down of debt brings us closer to meeting the minimum listing requirements of the NASDAQ Small Cap or the American Stock Exchange.”

“Results for 2003 were not a surprise. We have the proper balance of high-integrity chiropractic practices throughout the country, proven practice management programs and locations in high-density markets, balanced and supported by a strong and experienced operational, real estate, legal and marketing team,” concluded Banyan President Cory Gelmon.

Contact Banyan Corporation Investor Relations toll-free at (877) 788-1940. For more information about Chiropractic USA, visit the Chiropractic USA Web site at www.ChiropracticUSA.net.

About Banyan Corporation
Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA, Inc., is focusing on the development of branded chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary; Banyan Financial Services, Inc., is providing practice finance solutions to the chiropractic, medical, dental and healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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